Exhibit 99.1

Investor Contact: Kevin G. O’Brien VP, Investor Relations 614 677-5331 Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

November 3, 2003

Nationwide Financial Reports Third Quarter Results

Record results for Institutional Products segment drives net income growth

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported net income of $125.6 million, or $0.82 per diluted share, for the third quarter of 2003, compared with a net loss of $141.0 million, or $1.18 per diluted share, in the third quarter of 2002. Results for the third quarter of 2002 included $225.6 million of after-tax accelerated deferred acquisition cost (DAC) amortization. Excluding the accelerated DAC amortization in the third quarter 2002, net income per share increased 15 percent compared to $0.71 per diluted share, or $84.6 million, a year ago.

Third quarter 2003 net income included after-tax net realized investment gains of $9.5 million, or $0.06 per diluted share, compared to losses of $11.6 million, or $0.10 per diluted share, a year ago. Third quarter 2003 diluted weighted average shares outstanding of 152.4 million were 32.5 million shares higher than a year ago, reflecting the completion of the Nationwide Provident acquisition in the fourth quarter of 2002.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called net operating earnings, which we believe enhances the understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement.

	Three months ended September 30
	2003		2002
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings (loss)	$116.1	$0.76	$(129.4)	$(1.08)
Net realized gains (losses) on investments, hedging instruments and hedged items, net of tax	9.5	0.06	(11.6)	(0.10)

Net income (loss)	$125.6	$0.82	$(141.0)	$(1.18)

-more-

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2003 earnings — 2

Net operating earnings were $116.1 million, or $0.76 per diluted share for the quarter, compared to a net operating loss of $129.4 million, or $1.08 per diluted share a year ago. Excluding the accelerated DAC amortization from the prior year’s result, the net operating earnings were $96.2 million, or $0.80 per diluted share, for the third quarter of 2002. Double-digit earnings growth from the institutional products and life insurance segments was partially offset by a modest decline in earnings in the individual annuity segment. On a per-share basis, net operating earnings decreased 5 percent compared to a year ago, reflecting the additional shares outstanding in this year’s third quarter.

“We’re pleased with the results across the board this quarter,” said W. G. Jurgensen, chief executive officer. “Strong sales and earnings in our institutional and life insurance businesses demonstrate the importance of a diversified business model, while the sales results in our individual annuity business reflect a more disciplined approach to the market, one focused on both risk management and improving returns.

“The current focus on living benefits in the variable annuity market and the impact of the current interest rate environment on individual fixed annuities have been a challenge throughout this year,” Jurgensen added. “We’ve enhanced Capital Preservation Plus, the Guaranteed Minimum Accumulation Benefit feature on our variable annuity portfolio, effective October 1, 2003, and are encouraged by the early success of our newly priced Platinum III individual fixed annuity this quarter. We expect these actions will allow us to regain sales momentum and improve our competitive position in the annuity marketplace.

“Finally, the Nationwide Provident integration is on schedule and on budget, and our new traditional life products are beginning to gain traction in that distribution. We remain very excited about what this new career agency distribution system can add to our capabilities.”

Total sales for third quarter 2003 were $4.1 billion, with $1.5 billion, or 37 percent, of new sales from affiliated distribution and $2.6 billion, or 63 percent, from non-affiliated distribution. Affiliated distribution sales increased by 34 percent compared to a year ago, from the addition of Nationwide Provident and continued strong sales from Nationwide Retirement Solutions, our public sector retirement plan distribution system. Sales through non-affiliated distribution declined 9 percent compared to a year ago, as a 10 percent improvement in sales through the independent broker/dealer channel was offset by a sharp decline in new business through the financial institutions channel.

Total net flows, or customer deposits net of withdrawals, were $1.2 billion in the third quarter of 2003 compared to $1.3 billion a year ago and $1.3 billion in the second quarter of 2003. Net flows in the institutional products segment were $767.7 million, which was an increase of 167 percent versus a year ago, and 79 percent compared to the second quarter 2003. Net flows in the individual annuity segment were $282.5 million in the third quarter, down from $635.2 million a year ago.

-more-

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2003 earnings — 3

Operating revenues, which exclude realized gains and losses on investments, increased 27 percent to $1.0 billion from $0.8 billion a year ago. The addition of Nationwide Provident, which contributed $151.6 million of revenues in the quarter, combined with an increase in net investment income due to the growth in general account assets, drove the revenue increase.

Total assets as of September 30, 2003 were $105.4 billion, up 10 percent from $95.6 billion as of year-end 2002. Included in the current period’s total assets were $56.0 billion in assets held in separate accounts, up 11 percent from $50.3 billion as of year-end 2002. General account assets were $49.4 billion, up 9 percent from $45.3 billion as of year-end 2002.

Shareholders’ equity was $4.9 billion, or $32.34 per share, as of September 30, 2003, compared to $4.4 billion, or $29.25 per share, as of year-end 2002. Excluding other comprehensive income, shareholders’ equity was $4.3 billion, or $28.21 per share, as of September 30, 2003, versus $4.0 billion, or $26.62 per share, as of year-end 2002. Operating return on average equity was 11.0 percent for the quarter compared to 12.0 percent, excluding the impact of the accelerated DAC amortization, in the third quarter 2002.

Segment Results

Nationwide Financial reports its results in three business segments: institutional products, individual annuity, and life insurance. A discussion of the results for each segment follows.

Institutional Products

	Three months ended September 30,
($ in millions)	2003	2002	Change
Pre-tax operating earnings	$72.1	$34.2	111%
Operating revenues	284.4	259.7	10%
Net flows (deposits less withdrawals)	767.7	287.5	167%
Account values as of period end	63,869.9	45,793.3	39%
Pre-tax operating earnings to average account values	0.43%	0.29%

Operating results: Pre-tax operating earnings were a record $72.1 million in the quarter, compared to $34.2 million a year ago. Excluding the accelerated DAC amortization of $12.0 million reported in the third quarter of 2002, current quarter earnings increased 56 percent compared to a year ago. The increase in pre-tax operating earnings compared to a year ago was the result of increased interest spread and other income, partially offset by higher operating expenses.

-more-

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2003 earnings — 4

Other income, which includes fees from non-insurance retirement and deferred compensation plans as well as earnings from our structured products business, increased $16.1 million or 72 percent compared to third quarter 2002. Continued growth in administration-only public sector business and trust-sold private sector retirement plans fueled the growth. Additionally, income from structured products increased $4.6 million compared to a year ago as a low-income housing securitization transaction was completed during the quarter.

Interest spread income increased 29 percent from a year ago and was driven by 11 percent growth in average general account assets and by higher interest spread margins. This year’s increased allocations of customer funds to general account investment options and growth in medium-term notes favorably impacted general account assets compared to last year. Interest spread margins were 210 basis points in the quarter compared to 180 basis points a year ago. Included in the current quarter were 25 basis points, or $9.1 million, of prepayment income on commercial mortgage loans and bonds, compared to 5 basis points, or $1.5 million, a year ago.

Average separate account balances and related fees were up compared to a year ago and also compared to the second quarter 2003. Although general expenses decreased slightly from the second quarter 2003, they are higher compared to last year, reflecting strategic investments in the public and private sector businesses. The initiatives under way are aimed at increasing near-term plan sales while building flexibility for future growth and competitiveness.

Sales: Third quarter institutional product sales continued their strong growth at $2.2 billion for the quarter, up 21 percent from a year ago and 5 percent higher than the second quarter of 2003. Private sector retirement plan sales of $1.3 billion increased 17 percent from a year ago as 2,348 new cases have been written in the first nine months of 2003. Public sector retirement plan sales of $887.0 million were 27 percent higher than a year ago and 10 percent higher than the second quarter 2003. Sales reflect the addition of the State of New York defined contribution plan and increased rollover activity into existing accounts.

Individual Annuity

	Three Months Ended September 30,
($ in millions)	2003	2002	Change
Pre-tax operating earnings (loss)	$47.8	$(277.7)	NM
Operating revenues	366.4	304.9	20%
Net flows (deposits less withdrawals)	282.5	635.2	(56)%
Account values as of period end	46,260.4	37,355.2	24%
Pre-tax operating earnings (loss) to average account values	0.42%	(2.85)%

-more-

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2003 earnings — 5

Operating results: Pre-tax operating earnings were $47.8 million in the quarter, compared to a loss of $277.7 million a year ago. Included in the prior year was $328.3 million of accelerated DAC amortization. Excluding the accelerated amortization, pre-tax operating earnings declined 6 percent compared to a year ago as higher interest spread income and policy fees were offset by increased policy benefits and amortization of deferred acquisition costs.

Growth in interest spread income versus a year ago was attributable to a 45 percent increase in average general account assets, the result of growth in the individual fixed annuities as well as increased customer allocations to the general account investment options in individual variable annuities. While interest spread income was higher than last year, interest spread margins were lower, although they did improve versus the second quarter 2003. Interest spread margins of 162 basis points in the third quarter compared to interest spread margins of 181 basis points a year ago and 155 basis points in the second quarter of 2003. Included in the current quarter were 7 basis points, or $2.7 million, of prepayment income on commercial mortgage loans and bonds, compared to 3 basis points, or $0.8 million, a year ago and 5 basis points, or $1.9 million, in the second quarter of 2003.

Efforts undertaken to manage the level of individual fixed annuity production and the enforcement of restrictions on customer allocations to general account investment options in individual variable annuities have had a positive impact on both spread margins and tempering the sequential increase in average general account assets to just 3 percent.

The improvement in the equity markets in the third quarter resulted in higher separate account balances and asset fees, both sequentially and year-over-year. However, these improvements were partially offset by increased immediate annuity benefits and amortization of policy acquisition costs.

Guaranteed Minimum Death Benefit (“GMDB”) exposure, as measured by the difference between the current contractual death benefit and account value net of reinsurance, was $1.7 billion, compared to $2.0 billion at June 30, 2003. Total GMDB reserves at quarter end were $21.5 million on a GAAP basis and $98.7 million on a statutory basis.

Sales: Third quarter individual annuity sales of $1.5 billion were 19 percent below a year ago. Fixed annuity sales of $546.8 million declined 40 percent compared to a year ago, and variable annuity sales of $986.0 million increased 1 percent compared to a year ago. This sharp drop-off in sales of individual fixed annuities was the result of a strategy under way to manage the level of new business due to the challenging interest rate environment. Sequentially, individual annuity sales decreased 13 percent from the second quarter of 2003. Improved interest rates during the quarter allowed us to increase the level of new fixed annuity business while still earning attractive returns, driving a 17 percent sequential increase in fixed annuity sales. This was offset by variable annuity sales that were 24 percent lower than the second quarter of 2003, resulting in the sequential decrease in overall sales for the segment.

-more-

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2003 earnings — 6

“Our current approach in the variable annuity market remains focused on offering the greatest combination of value and benefits to our customers and distributors while maintaining strong discipline around risk management and returns,” said Joseph J. Gasper, president and chief operating officer. “Going forward, we believe that successful companies will not only be focused on the features and benefits being sold, but also on the entire sales process. Our emphasis on expanding distribution and enhancing our world-class wholesaling organization positions us well to compete over the long-term in this market.”

Life Insurance

($ in millions)	Three months ended September 30,
	2003	2002	Change
Pre-tax operating earnings	$46.7	$33.4	40%
Operating revenues	336.3	222.7	51%
Policy reserves as of period end	13,231.0	8,261.0	60%
Life insurance in-force as of period end	108,473.8	73,480.6	48%
Pre-tax operating earnings to operating revenues	13.9%	15.0%

Operating results: Pre-tax operating earnings were $46.7 million in the quarter, compared to $33.4 million a year ago. Excluding accelerated DAC amortization of $6.8 million a year ago, current quarter earnings were 16 percent higher than the $40.2 million reported a year ago. Strong earnings growth in fixed life insurance was partially offset by a reduction in investment life earnings.

Fixed life: Third quarter earnings in fixed life of $24.8 million improved 13 percent versus $21.9 million in the second quarter 2003, due to higher policy charges and spread income that were partially offset by increased operating expenses and policyholder dividends. Fixed life sales of $112.8 million in the quarter increased 88 percent compared to a year ago. The addition of the Nationwide Provident career agency distribution system, combined with a re-tooled product portfolio, is fueling the sales growth in this line.

Investment life: Investment life earnings of $21.9 million in the third quarter of 2003 compared to $31.6 million reported in the second quarter of 2003 and $15.5 million in the third quarter a year ago, which included $6.8 million of accelerated DAC amortization. The current quarter earnings were impacted by $6.0 million of previously announced integration and field sales expenses at Nationwide Provident.

Individual variable life sales of $170.2 million improved 33 percent from the prior year as Nationwide Provident added $66.0 million in sales during the quarter. Corporate owned life insurance (“COLI”) sales declined 11 percent from the prior year as the current economic and legislative environment continues to cloud the market for non-qualified deferred compensation programs.

-more-

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2003 earnings — 7

Business Outlook

The information provided below incorporates certain forward-looking statements, is based on current business conditions, and incorporates a range of possible results that are intended to illustrate the sensitivity of our revenue and earnings to these factors.

Full year 2003 net operating earnings per share should be within a range of $2.85 to $2.90 if full-year interest spread margins are in a range of 155 to 160 basis points in the individual annuity segment and 190 to 195 basis points in the institutional products segment, and if the equity markets and the related performance of our separate account assets achieve a return of 0 to 2 percent in the fourth quarter of 2003. Utilizing the same equity market and interest spread assumptions, revenue growth should be within a range of 18 to 20 percent and return on average equity should be approximately 10 percent for the full year.

To the extent that actual interest spreads and equity market performance vary from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on this earnings announcement and our Web site for Nationwide Financial’s current expectations on matters covered, unless the Company publishes a notice stating otherwise.

For 2004, following a review of best disclosure practices, the Company has modified its business outlook section and earnings guidance practices. The modifications are intended to provide additional information on the key earnings drivers of its businesses. Specific earnings per share guidance will no longer be given. As such, the following outlines the company’s expectations for these earnings drivers and are based on the equity markets and the related performance of our separate account assets achieving a return of 0 to 2 percent each quarter during 2004:

Individual Annuity Segment
Interest spread margin	160-165 bps
Pre-tax operating earnings to average account values	40-45 bps
Institutional Products Segment
Interest spread margin	165-170 bps
Pre-tax operating earnings to average account values	30-35 bps
Life Insurance Segment
Investment Life
Pre-tax operating earnings to operating revenues	16-18%
Fixed Life
Pre-tax operating earnings to operating revenues	12-14%
Nationwide Financial
Operating return on average equity	10-11%

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports third quarter 2003 earnings — 8

Earnings Conference Call

Nationwide Financial will host a conference call on Tuesday, November 4, 2003, from 11:00 a.m. to 12:00 p.m. EST to discuss the third quarter 2003 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate timely connection. A simultaneous Webcast of the call will also be available from the investor relations section of the Company’s Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2:00 p.m. EST November 4, 2003, through midnight EST November 10, 2003 by dialing 1-706-645-9291. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the fourth quarter of 2003, the quiet period will be January 12, 2004 through February 2, 2004.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s 11th-largest life insurer based on admitted assets. To obtain investor materials, including the Company’s 2002 annual report to shareholders, Annual Report on Form 10-K and other corporate announcements, please visit our Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide’s control of the Company through its beneficial ownership of 94.5% of the combined voting power of all the outstanding common stock and 63.0% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, and/or value of business acquired, reduction in the value of the Company’s investment portfolio or separate account assets or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xv) failure to successfully integrate Nationwide Provident into NFS; and (xvi) adverse litigation results or resolution of litigation and/or arbitration.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to Third Quarter 2003 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Statements of Income—Unaudited

	Quarters Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share data)	2003	2002	2003	2002
Revenues
Policy charges	$288.7	$235.6	$841.7	$748.4
Life insurance and immediate annuity premiums	105.3	64.5	323.5	189.2
Net investment income	567.3	472.8	1,673.3	1,369.1
Other income	53.8	29.2	162.7	77.4

Total operating revenues	1,015.1	802.1	3,001.2	2,384.1

Benefits and Expenses
Interest credited	347.5	325.7	1,039.1	929.3
Life insurance and annuity benefits	135.5	77.7	425.1	228.5
Policyholder dividends	27.8	11.6	81.0	33.5
Amortization of deferred policy acquisition costs	105.7	431.0	289.8	600.8
Amortization of value of business acquired	15.6	—	38.5	—
Other operating expenses	205.8	153.7	611.5	467.2
Interest expense on debt and trust securities	24.7	21.5	71.6	55.1

Total benefits and expenses	862.6	1,021.2	2,556.6	2,314.4

Pre-tax operating earnings (loss)	152.5	(219.1)	444.6	69.7
Federal income tax expense (benefit)	36.4	(89.7)	110.7	(14.6)

Net operating earnings (loss)	116.1	(129.4)	333.9	84.3
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes	9.5	(11.6)	(39.8)	(41.2)
Income from discontinued operations, net of taxes	—	—	—	3.4

Net income (loss)	$125.6	$(141.0)	$294.1	$46.5

Diluted Earnings Per Share:
Net operating earnings (loss)	$0.76	$(1.08)	$2.19	$0.67
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes	0.06	(0.10)	(0.26)	(0.32)
Income from discontinued operations, net of taxes	—	—	—	0.02

Net income (loss)	$0.82	$(1.18)	$1.93	$0.37

Weighted average shares outstanding
Basic	151.8	119.9	151.8	125.9

Diluted	152.4	119.9	152.2	126.2

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to Third Quarter 2003 Earnings Announcement

Nationwide Financial Services, Inc.

Consolidated Balance Sheets

($ in millions, except for per share data)	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Investments:
Fixed maturity securities, available-for-sale, at fair value	$30,905.4	$27,754.2
Equity securities, available-for-sale, at fair value	147.1	134.7
Trading assets, at fair value	4.4	—
Mortgage loans on real estate, net	8,802.1	8,486.5
Real estate, net	131.3	145.6
Policy loans	956.8	986.4
Other long-term investments	189.3	205.0
Short-term investments	1,750.0	1,420.1

Total investments	42,886.4	39,132.5
Cash and cash equivalents	31.4	21.7
Accrued investment income	447.8	402.4
Deferred policy acquisition costs	3,161.1	3,026.9
Value of business acquired	486.0	569.3
Other intangible assets	52.9	58.7
Goodwill	405.7	399.4
Other assets	1,945.4	1,601.1
Assets held in separate accounts	55,960.5	50,348.3

Total assets	$105,377.2	$95,560.3

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$39,338.6	$36,274.3
Short-term debt	305.0	2.7
Long-term debt	1,396.3	897.6
Other liabilities	3,467.9	3,294.1
Liabilities related to separate accounts	55,960.5	50,348.3

	100,468.3	90,817.0
NFS-obligated mandatorily-redeemable capital and preferred securities of subsidiary trusts	—	300.0

Shareholders’ equity:
Class A common shares	0.6	0.6
Class B common shares	1.0	1.0
Additional paid-in capital	1,609.9	1,606.8
Retained earnings	2,923.3	2,688.4
Accumulated other comprehensive income	627.1	400.3
Treasury stock	(247.6)	(245.1)
Other	(5.4)	(8.7)

Total shareholders’ equity	4,908.9	4,443.3

Total liabilities and shareholders’ equity	$105,377.2	$95,560.3

Book Value per Share
Including other comprehensive income	$32.34	$29.25

Excluding other comprehensive income	$28.21	$26.62

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Third Quarter 2003 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments, hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting income from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual annuity, institutional products and life insurance segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by adjusting net income to exclude net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax and dividing the result by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding other comprehensive income.

Book value per share excluding other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding other comprehensive income should not be viewed as substitutes for total revenues, income from continuing operations before federal income taxes, net income, net income per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any; as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to Third Quarter 2003 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. That table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items (realized gains and losses). Net realized losses on investments, hedging instruments and hedged items totaled ($0.26) per weighted average diluted share in the first nine months of 2003 and ranged from $0.09 to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2003	2002	2003	2002
Operating revenues	$1,015.1	$802.1	$3,001.2	$2,384.1
Net realized gains (losses) on investments, hedging instruments and hedged items	14.5	(17.8)	(61.3)	(63.3)

Revenues	$1,029.6	$784.3	$2,939.9	$2,320.8

Pre-tax operating earnings (loss) to income (loss) from continuing operations before federal income taxes

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2003	2002	2003	2002
Pre-tax operating earnings (loss)	$152.5	$(219.1)	$444.6	$69.7
Net realized gains (losses) on investments, hedging instruments and hedged items	14.5	(17.8)	(61.3)	(63.3)

Income (loss) from continuing operations before federal income taxes	$167.0	$(236.9)	$383.3	$6.4

Book value per share excluding other comprehensive income (OCI) to book value per share

	As of September 30, 2003		As of December 31, 2002
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding other comprehensive income	$4,281.8	$28.21	$4,043.0	$26.62
Accumulated other comprehensive income	627.1	4.13	400.3	2.63

Total equity	$4,908.9	$32.34	$4,443.3	$29.25

Shares outstanding	151.8		151.9

Operating return on average equity and return on average equity

	Three months ended September 30,
	2003			2002
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/ OCI	Amount	Ex OCI	w/ OCI
Net operating earnings (loss)	$116.1	11.0%	9.5%	$(129.4)	(16.2%)	(14.5%)
Net realized gains (losses) on investments, hedging instruments and hedged items	9.5	0.9%	0.8%	(11.6)	(1.4%)	(1.3%)

Net income (loss)	$125.6	11.9%	10.3%	$(141.0)	(17.6%)	(15.8%)

Average equity, excluding OCI	$4,227.2			$3,204.2
Average OCI	646.4			377.5

Average equity	$4,873.6			$3,581.7

	Nine months ended September 30,
	2003			2002
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex OCI	w/ OCI	Amount	Ex OCI	w/ OCI
Net operating earnings	$333.9	10.7%	9.5%	$84.3	3.5%	3.2%
Net realized losses on investments, hedging instruments and hedged items	(39.8)	(1.3%)	(1.1%)	(41.2)	(1.7%)	(1.6%)
Discontinued operations, net of tax	—	—	—	3.4	0.1%	0.1%

Net income	$294.1	9.4%	8.4%	$46.5	1.9%	1.7%

Average equity, excluding OCI	$4,147.8			$3,245.7
Average OCI	534.3			272.4

Average equity	$4,682.1			$3,518.1

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com